Exhibit 10.17



    ABRAXAS PETROLEUM CORPORATION SENIOR MANAGEMENT INCENTIVE BONUS PLAN 2006

     Base salaries for senior management of the Company are not structured to reflect outstanding individual performance, but are only reflective of average salaries in peer companies. The Company believes that unusually good performances, particularly performances that enhance stockholder value in an above average manner, should be awarded accordingly.



Participants

     President,  Executive Vice Presidents and Vice  Presidents  involved in the
geological  and  drilling  and  development   activities  of  Abraxas  Petroleum
Corporation

Purpose

     To create financial incentives for senior management tied directly to increases in net asset value per share as defined below.

Net Asset Value Per Share

         Calculated as Follows:

         + Proved Reserves SEC PV10 (1)
         + Probable Reserves SEC PV10 (1)
         + Property and equipment, including acreage (2)
         + Other Assets
         +/- Working Capital (3)
         -  Less Debt
         = Net Asset Value

         / Shares Outstanding at Year End

         = Net Asset Value Per Share

Notes:

     (1) As determined by a consulting engineering firm, SEC PV10; year-end PV10 values will use the same price deck (including any differentials) as the previous year to which it is being compared.
     (2) Excludes proved reserves covered by (1) above and excludes DD&A.
     (3) Current assets minus current liabilities without hedge affect

         All values as reflected on books of the Company except as noted in footnotes.

Bonus Awards

         Yearly bonuses will be the percentage increase in net asset value per share over the previous year's net asset value per share up to the first 10% increase and twice the percentage thereafter with a maximum award for any one year of 70% of annual salary.

Payment of Bonus

         Bonuses will be calculated as soon as possible after the end of the fiscal year, generally as soon as the audit and reserve report are available. Bonuses will normally be paid during the second quarter of each year. A participant must be employed by the Company on the day the bonus is paid to be eligible to receive any part or all of the bonus. The Company reserves the right to defer all or any part of any bonus to future years in which case the recipient must be an employee on the deferment date to receive the deferred bonus. In addition, the Company reserves the right to pay all or any portion of any bonus, or any deferred bonus, in shares of Company Common Stock. THE ULTIMATE AWARD OF ANY BONUS, EVEN IF GOALS ARE ATTAINED, IS THE COMPLETE DISCRETION OF THE BOARD OF DIRECTORS